                                                             Exhibit 21

                             List of Subsidiaries


Subsidiary                                           State of Incorporation
----------                                          -------------------------

 1.    Paragon Nurses Registry, Inc.                        New York

 2.    Star Registry, Inc.                                  New York

 3.    Amserv Healthcare, Inc.                              Delaware

 4.    Amserv Healthcare of New Jersey, Inc.                Delaware

 5.    Amserv Healthcare of Ohio, Inc.                      Delaware

 6.    Amserv Medical Products, Inc.                        Delaware

 7.    Star Multi Care Services of Florida, Inc.            Florida

 8.    Star Multi Care Services, Inc.                       Delaware

 9.    EFCC Acquisition Corp.                               New York

                                     -34-